Exhibit 99.1

                           UNION TEXAS PETROLEUM
                                (LETTERHEAD)


NEWS RELEASE

Contact:          Carol L.  Cox
                  (713) 968-2714

                      UNION TEXAS PETROLEUM ANNOUNCES
                        TWO DISCOVERIES IN PAKISTAN

     Houston, February 2, 1996 -- Union Texas Petroleum Holdings, Inc. today reported two discoveries in the Badin area of southeastern Pakistan by its wholly-owned subsidiary, Union Texas Pakistan, Inc. Union Texas Pakistan serves as operator of a joint venture group and has a 25.5% working interest. The Oil and Gas Development Corporation (OGDC), which is the Pakistan government oil company, has a 49% working interest and Occidental Petroleum (Pakistan), Inc. holds the remaining 25.5%.

     The Zaur Deep-1 exploration well flowed at a daily rate of 14 million cubic feet of natural gas and 260 barrels of condensate on a 36/64-inch choke with 2,340 pounds-per-square-inch (psi) flowing tubing pressure from the middle sands of the Lower Goru formation between 8,065 and 8,131 feet. Union Texas Pakistan said production from the Zaur well is expected to commence in 1997, following completion of a new gas pipeline to connect the Zaur field to the venture's gas production facility at its Bukhari field.

     The Buzdar South Deep-1  exploration well was tested at daily rates of
11.2 million cubic feet of gas and 167 barrels of condensate on a 32/64-inch choke with 2,010 psi between 6,174 and 6,215 feet, and 8.1 million cubic feet of gas and 124 barrels of condensate on a 32/64-inch choke with 1,526 psi between 5,981 and 5,987 feet. The Buzdar well also flowed at a combined daily rate of 7.2 million cubic feet of gas and 620 barrels of oil and condensate on a 32/64-inch choke with 1,605 psi between 5,942 and 5,987 feet. All perforations were located in the middle sands of the Lower Goru formation. Union Texas Pakistan said the Buzdar well would initially be completed as an oil well with production expected to begin in 1996.

                                   -more-

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     Both the Zaur Deep and  Buzdar  South  Deep  wells are  located on the venture's Badin- II concession area in the Sindh province. During 1995, the Union Texas Pakistan group drilled a total of 12 exploration wells on its Badin concession areas, of which five were successful, including the Zaur and Buzdar wells. Since 1977, the venture has made 43 discoveries in the Badin areas, including the Zaur Deep and Buzdar South Deep wells. Union Texas Pakistan said the venture is currently finalizing its plans for 1996 and expects to drill up to seven exploration wells in the Badin areas in the new year.

     In 1995, the venture produced an average of approximately 21, 000 barrels of oil and 174 million cubic feet of gas daily, accounting for about 38% of Pakistan's total domestic oil production and about 10% of the country's gas output. The Union Texas venture's 1995 production rates set a record for the group, its sixth production record since 1989.

     One of the largest independent producers located in the U.S., Houston-based Union Texas Petroleum Holdings, Inc. (NYSE: UTH) explores for and produces oil and gas overseas primarily in the U.K. North Sea, Indonesia and other strategic areas. The company has petrochemical operations in Louisiana. The corporation celebrates its 100th anniversary in January 1996. Union Texas celebrates its 100th anniversary in January 1996.
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